                                                                    EXHIBIT 2.8



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           CLARK/BARDES HOLDINGS, INC.

                                NICB AGENCY, INC.

                                       AND

                            DAVID SHUSTER, LYNN HIGH,

                           KATHY SMITH AND KELLY EARLS

                                  MAY 18, 1999

                                TABLE OF CONTENTS


SECTION                                                                    Page
1.    THE MERGER AND NON-COMPETE AGREEMENTS...................................2
      1.1      The Merger.....................................................2
      1.2      Effective Date.................................................2
      1.3      Conversion of Shares...........................................2
      1.4      Contingent Merger Consideration................................2
      1.5      Covenants Not to Compete.......................................7
      1.6      Closing........................................................8
      1.7      Closing Documents of Shareholders..............................8
      1.8      Closing Documents of Holdings.................................10
      1.9      Restrictions on Stock Portion.................................10
      1.10     Business Prior to and Following January 1, 1999...............11
      1.11     Tax Consequences..............................................11

2.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.........................11
      2.1      Organization of the Company...................................11
      2.2      Capital Stock of the Company..................................12
      2.3      Ability and Authorization to Carry Out Agreement; Consents....12
      2.4      Consents and Approvals........................................13
      2.5      Assets Used in or Necessary for Business......................13
      2.6      Compliance with Laws; Ability to Conduct Business.............13
      2.7      Financial Statements..........................................14
      2.8      Federal, State and Local Taxes................................15
      2.9      Title to Assets...............................................16
      2.10     Real Property-Owned and Leased Premises.......................16
      2.11     Personal Property-Owned.......................................17
      2.12     Contracts and Other Matters...................................17
      2.13     Litigation....................................................18
      2.14     Absence of Changes or Events..................................18
      2.15     Insurance.....................................................20
      2.16     Non-Affiliation...............................................20
      2.17     Proprietary Rights............................................20
      2.18     Major Suppliers...............................................21
      2.19     Major Customers...............................................21
      2.20     Liabilities and Obligations of the Company....................21
      2.21     Governmental Authorizations...................................21
      2.22     Environmental Protection......................................22
      2.23     Minute Books and Stock Record Books...........................22
      2.24     Employee Benefit Plans........................................23
      2.25     No Brokers....................................................24


     2.26     Product and Warranty Claims...................................24
     2.27     Labor Matters.................................................25
     2.28     Accounts Receivable...........................................25
     2.29     Year 2000 Problem.............................................26
     2.30     Customers.....................................................26
     2.31     Accuracy of Representations...................................26

3.   REPRESENTATIONS AND WARRANTIES OF HOLDINGS.............................26
     3.1      Organization of Holdings......................................26
     3.2      Authorization of and Ability to Perform Agreement.............26
     3.3      Accuracy of Representations...................................26
     3.4      Shares Fully Paid and Nonassessable...........................27
     3.5      No Conflicts..................................................27
     3.6      Litigation....................................................27
     3.7      Reports of Holdings...........................................27
     3.8      No Material Adverse Change....................................28
     3.9      Commission Schedule...........................................28

4.   CERTAIN OTHER MATTERS..................................................28
     4.1      Tax Matters...................................................28

5.   CONDITIONS PRECEDENT TO HOLDINGS' OBLIGATIONS..........................28
     5.1      Form Satisfactory to Holdings' Counsel........................28
     5.2      Representations and Warranties; Certificates of Compliance....29
     5.3      Property Not Destroyed or Business Interrupted................29
     5.4      Litigation....................................................29
     5.5      Changes.......................................................29
     5.6      Delivery of Documents.........................................29
     5.7      Notes Receivable..............................................29
     5.8      Endorsements..................................................29
     5.9      Termination of GenMark, Inc. Agreement........................30
     5.10     Payables to Shareholders......................................30
     5.11     Consents......................................................30
     5.12     D&L Flyers Agreement..........................................30
     5.13     Waiver........................................................30

6.   CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS......................30
     6.1      Form Satisfactory to Shareholders' Counsel....................30
     6.2      Representations and Warranties; Compliance with Conditions....30
     6.3      Litigation....................................................30
     6.4      Changes.......................................................31
     6.5      Delivery of Documents.........................................31
     6.6      D&L Flyers Agreement..........................................31


      6.7      Waiver........................................................31

7.    TERMINATION............................................................31

8.    INDEMNIFICATION........................................................31
      8.1      Indemnification by the Shareholders...........................31
      8.2      Indemnification by Holdings...................................32
      8.3      Notice........................................................32
      8.4      Defense of Claims.............................................32
      8.5      Payment of Losses.............................................33

9.    EXPENSES...............................................................33
      9.1      Expenses of Shareholders......................................33
      9.2      Expenses of Holdings..........................................33

10.   SURVIVAL OF WARRANTIES, REPRESENTATIONS AND AGREEMENTS.................33

11.   CERTAIN COVENANTS OF PARTIES...........................................34
      11.1     Information and Access........................................34
      11.2     No Solicitation...............................................34

12.   NOTICES................................................................34

13.   ENTIRE AGREEMENT.......................................................36

14.   AMENDMENTS.............................................................36

15.   SPECIFIC PERFORMANCE...................................................36

16.   PUBLICITY..............................................................36

17.   FURTHER ASSURANCES.....................................................36

18.   REMEDIES CUMULATIVE; NO WAIVER; PERSONS LIABLE.........................36

19.   COUNTERPARTS; CAPTIONS; PRONOUNS.......................................37

20.   PARTIES IN INTEREST....................................................37

21.   APPLICABLE LAW.........................................................37

                                   SCHEDULES

Schedule 2.1                 Organization Schedule
Schedule 2.2                 Capitalization Schedule
Schedule 2.3                 Authorization to Carry Out Agreement Schedule
Schedule 2.4                 Consents Schedule
Schedule 2.5                 Asset Condition Schedule
Schedule 2.6                 Compliance with Laws Schedule
Schedule 2.8                 Taxes Schedule
Schedule 2.9                 Permitted Encumbrances Schedule
Schedule 2.10                Leased Premises Schedule
Schedule 2.11                Personal Property Schedule
Schedule 2.12(A)             Contracts Schedule
Schedule 2.12(B)             Leases Schedule
Schedule 2.12(C)             Insurance Schedule
Schedule 2.12(D)             Bank Account Schedule
Schedule 2.12(E)             Permits Schedule
Schedule 2.12(F)             Required Consents to Purchase Schedule
Schedule 2.12(G)             Exceptions to Contracts Schedule
Schedule 2.13                Litigation Schedule
Schedule 2.14                Absence of Certain Changes Schedule
Schedule 2.15                Insurance Schedule
Schedule 2.16                Affiliate Schedule
Schedule 2.17                Proprietary Rights Schedule
Schedule 2.20                Liabilities Schedule
Schedule 2.21                Government Authorization Schedule
Schedule 2.22                Environmental Schedule
Schedule 2.27                Labor Matters Schedule
Schedule 2.28                Accounts Receivable Schedule
Schedule 3.9                 Commission Schedule
Schedule 5.8                 Endorsement Schedule

                                    EXHIBITS

Exhibit A     -   Form of Escrow Agreement
Exhibit B     -   Shareholders Allocation
Exhibit C     -   BCS Renewal and Income Policies
Exhibit D     -   Form of Shuster Employment Agreement
Exhibit E     -   Form of High Employment Agreement
Exhibit F     -   Form of Smith Employment Agreement
Exhibit G     -   Form of Earls Employment Agreement
Exhibit H     -   Form of Shareholders' Counsel Opinion
Exhibit I     -   Form of Holdings' Counsel Opinion
Exhibit J     -   Form of Investment Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of May 18, 1999 by and among CLARK/BARDES HOLDINGS, INC., a Delaware corporation ("Holdings"), NICB AGENCY, INC., a Texas corporation (the "Company"), DAVID SHUSTER ("Shuster"), LYNN HIGH ("High"), KATHY SMITH ("Smith") and KELLY EARLS ("Earls") (Shuster, High, Smith and Earls shall individually be referred to as a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, Shareholders own in the aggregate all of the issued and outstanding capital stock of the Company;

         WHEREAS, the respective Boards of Directors of Holdings and the Company and the Shareholders have each approved this Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Agreement which provides for the merger of the Company with and into Holdings upon the terms and conditions of this Agreement (the "Merger");

         WHEREAS, Holdings shall be the surviving corporation of the Merger (the "Surviving Corporation"), and the Merger shall become effective as set forth in
Section 1 of this Agreement, and as a result of the Merger, the Shareholders shall be entitled to receive shares of the common stock, $0.01 par value of Holdings (the "Shares") in accordance with the terms of this Agreement in exchange for all of the issued and outstanding shares of common stock of the Company;

         WHEREAS, it is understood by each of the parties hereto that Holdings seeks, as a result of the Merger, to acquire the Company and all of its assets and liabilities, subject to the terms and conditions of this Agreement, and all parties to this Agreement will exert their best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, for and in consideration of the above premises and of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. THE MERGER AND NON-COMPETE AGREEMENTS.

         1.1 The Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, the Company shall merge with and into Holdings, which shall be the corporation surviving the Merger, and the separate corporate existence of the Company shall cease, all in accordance with Section 252 of the Delaware General Corporation Law and Article 5.01 et seq of the Texas Business Corporation Act ("TBCA"). The Certificate of Incorporation of Holdings in effect as of the Merger Effective Date (as defined below) shall be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of Holdings in effect as of the Merger Effective Date shall be the By-Laws of the Surviving Corporation.

         1.2 Effective Date. The Merger shall become effective upon the filing of appropriate articles of merger and other appropriate documents with the Delaware Secretary of State as provided in Section 252 and other applicable sections of the Delaware General Corporation Law and the Texas Secretary of State in accordance with Article 5.04 and 5.05 of the TBCA. The date on which the Merger shall become effective is referred to herein as the "Merger Effective Date."

         1.3 Conversion of Shares. At and as of the Merger Effective Date, by virtue of this Agreement, the issued and outstanding shares of common stock, $1.00 par value, of the Company ("Company Stock") shall, by operation of law and without any action on the part of the holders thereof, be converted into the right to receive 39.697 Shares of Holdings ("Merger Consideration"), payable as follows:

             (a) At the Merger Effective Date and without any further action on the part of the Shareholders, the Shareholders shall have the right to receive 99,851 fully paid and nonassessable Shares (which shall be issued and delivered to the Shareholders in accordance with their percentage ownership in the Company), of which the Shareholders shall deposit an aggregate of 5,970 Shares into an escrow pursuant to that certain Escrow Agreement attached hereto as Exhibit A.

             (b) Subject to and pursuant to the terms of Section 1.4 below, Shareholders shall have the right to receive an additional 384,452 Shares, which shall be issued and delivered to the Shareholders in accordance with their percentage ownership in the Company as of the Merger Effective Date ("Contingent Merger Consideration").

         1.4 Contingent Merger Consideration.

             (a) Receipt of the Contingent Merger Consideration is contingent on the department of Bank Compensation Strategies Group ("BCS") that includes the business of the Company (the "Business"), achieving (i) certain revenue objectives (the "Revenue Objectives") set forth in Section 1.4(b) hereof in respect of Gross Revenue (as hereinafter defined), as determined in accordance with this Section 1.4, generally accepted accounting principals ("GAAP"), to the extent applicable, and in accordance with existing BCS renewal and income policies as described on Exhibit C hereto (the "BCS Policies"), for certain periods set forth in Section 1.4(b) hereof (the

"Earn-Out Years"), and certain income objectives (the "Income Objectives") as set forth in Section 1.4(b) hereof in respect of Company Income (as hereinafter defined) generated by the Gross Revenue, as determined in accordance with GAAP, to the extent applicable, and in accordance with the BCS Policies. Gross Revenue will be deemed earned for purposes of meeting the Revenue Objectives when any fee is generated by the Business and is received by Clark/Bardes, Inc. ("CBI") or when funds are wired to an insurance company for the purchase of a life insurance contract.

         For purposes of this Section 1.4(a), "Gross Revenue" means Engagement Revenues (as hereinafter defined) and revenues from (i) all first year commissions earned from the sale of life insurance to financial institutions by Holding's or CBI's representatives, or employees, for the purposes of implementing a Community Bankers Scholarship Program; (ii) all revenues, except revenues in the nature of renewals or service fees related to business similar to current business, relating to any other service performed by any Shareholder or any other employee of the Business for a financial institution or any of its directors, officers, shareholders or employees or any of their related interests ("Institution Related Parties"); and (iii) 15% of agent level first year commissions for any life insurance contract sold by a representative or employee of BCS to any financial institution or Institution Related Parties in the State of Texas.

         "Engagement Revenues" means the engagement fee paid by a financial institution to Holdings or CBI with respect to revenues generated by the Shareholders or any employees of the Business related to: (i) first year commissions from the sales of all life insurance contracts after December 31, 1998; (ii) fees paid for estate planning consulting and estate planning services; and (iii) implementation fees, set up fees, service fees and any other fees generated by the Business from a financial institution or any of its Institution Related Parties for ongoing administration of plans implemented by such financial institution or any of its Institution Related Parties as a result of such engagement which are in excess of the minimum fee schedule established by BCS.

         "Company Income" means Gross Revenue less Expenses (as hereinafter defined) for any Earn-Out Year. "Expenses" means (i) expenses of the Business and of a nature historically recognized as an expense by the Company in the conduct of its business operations; (ii) royalties paid to trade associations;
(iii) fees paid pursuant to a Representative Split (as hereinafter defined) and
(iv) BCS or CBI expenses attributable to the Business up to a maximum of $200,000 for the first Earn-Out Year; provided that such amount may increase up to five percent (5%) annually for each Earn-Out Year thereafter. A "Representative Split" means that a representative of BCS ("BCS Representative") will receive fifteen percent (15%) of agent level commissions where such BCS Representative has listed a financial institution on the BCS Representative's Prospect List or where the BCS Representative has sold life insurance to a financial institution that remains a current BCS client; provided that, no expense for any money paid to a representative of BCS when life insurance is sold to a financial institution to establish scholarships by the financial institution or any Institution Related Parties shall be attributable to the Business.

         The parties hereto agree that certain procedures will be mutually agreed to between the Shareholder Representative (as hereinafter defined) and BCS with respect to operating procedures as to Company Protected Clients. For purposes of these procedures, a "Company Protected Client" shall mean any Institution Related Party who has signed up to attend a seminar of the Business, has attended any such seminar, or has engaged the Business following attendance at any such seminar or as a result of a referral. The parties agree that such procedures shall be followed in determining Gross Revenue and Company Income for purposes of this Section 1.4.

         CBI shall require, for the benefit of Shareholders, that all representatives of CBI who sell life insurance to a financial institution, where all or a portion of the gain derived from such life insurance is utilized by the financial institution to make or increase scholarship contributions, document the fact of such scholarship contributions and make such documentation available to Shareholders, and upon the request of any Shareholder, CBI shall contact any financial institution who purchased a life insurance policy to confirm whether the financial institution actually made a scholarship contribution.

         For purposes of this Section 1.4, Holdings agrees to provide the Business with an allowance for operating expenses of a minimum of $2,750,000 for the first $5,000,000 in Gross Revenues per year and up to $2,750,000, at the discretion of Holdings for every additional $5,000,000 in Gross Revenues per year.

             (b) The Revenue Objectives and Income Objectives for each Earn-Out Year are as follows:


      12-month period
    ended December 31   Revenue Objectives     Income Objectives
    -----------------   -------------------    -----------------
                 1999            $5,000,000           $1,500,000
                 2000             6,000,000            1,800,000
                 2001             6,500,000            1,950,000
                 2002             7,500,000            2,250,000


             (c) In the event that both the Revenue Objectives and the Income Objectives are met for the Earn-Out Years ending December 31, 1999, December 31, 2000, December 31, 2001 or December 31, 2002, the Shareholders will receive one-fourth of the Contingent Merger Consideration for each such year which shall be issued to the Shareholders. If during a particular Earn-Out Year, (i) the Gross Revenue for the Business for such year is greater than the Revenue Objective for such year and the Income Objectives are met for such year, the excess Gross Revenue shall be credited to the following year's Gross Revenue for purposes of the vesting calculation, (ii) the Company Income for the Business for such year is greater than the Income Objective for such year and the Revenue Objectives are met for such year, the excess Company Income shall be credited to the following year's Company Income for purposes of the vesting calculation, and
(iii) the Gross Revenue and the Company Income for the Business for such year meets or exceeds the Revenue Objectives and the Income Objectives for that year and for one or more of the following Earn-Out Years, the Contingent Merger Consideration for each Earn-Out Year in which such

Objectives were met shall be deemed earned and vested; provided, however, only 25% of the Contingent Merger Consideration shall be paid in any given year. Once the Contingent Merger Consideration is earned pursuant to the terms hereof, the restricted period referred to in Section 3(l) of the Investment Agreement (as hereinafter defined) shall begin to run.

             (d) If any portion of the Contingent Merger Consideration are not earned in any Earn-Out Year, the aggregate unearned Contingent Merger Consideration will be paid in full at the end of the four year term if the aggregate Gross Revenue for the four years equals or exceeds Twenty Five Million Dollars ($25,000,000) and the aggregate Company Income for the four years equals or exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000). In the event that the aggregate Gross Revenue for such four year period does not equal or exceed Twenty Five Million Dollars ($25,000,000) but is equal to or greater than Twenty Million Dollars ($20,000,000) and the aggregate Company Income for the four years equals or exceeds Six Million Dollars ($6,000,000), the Shareholders will be eligible to receive a percentage of the Contingent Merger Consideration which had not previously been earned in accordance with the following schedule:


              Gross Revenue                                Earned Percentage of the
       Total for Four Year Period                       Contingent Merger Consideration
             (000,000 deleted)                               Not Previously Vested
       --------------------------                      --------------------------------
Equal to or greater than $20 but less than $20.5                   30%
Equal to or greater than $20.5 but less than $21.0                 35%
Equal to or greater than $21.0 but less than $21.5                 40%
Equal to or greater than $21.5 but less than $22.0                 45%
Equal to or greater than $22.0 but less than $22.5                 50%
Equal to or greater than $22.5 but less than $23.0                 55%
Equal to or greater than $23.0 but less than $23.5                 60%
Equal to or greater than $23.5 but less than $24.0                 65%
Equal to or greater than $24.0 but less than $24.5                 70%
Equal to or greater than $24.5                                     75%

             (e) (i) For each Earn-Out Year, within 90 days of the end of such year, Holdings shall prepare, and provide the Shareholders, a calculation of the Gross Revenue and the Company Income, together with a statement of Holdings that it was prepared in accordance with this Agreement (the "Annual Determination").


                 (ii) If the Shareholders do not agree that any Annual Determination correctly states the Gross Revenue or the Company Income for the year under examination, the Shareholders shall promptly (but not later than 30 days after the delivery of such Annual Determination) give written notice to Holdings of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Shareholders and Holdings reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto. If the Shareholders and Holdings are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered by the Shareholders, the items in dispute shall be submitted to the Dallas office of a mutually acceptable accounting firm selected from among the five largest accounting firms in the United States in terms of gross revenues for final determination (the "Independent Auditors"). If the Shareholders and Holdings are unable to mutually agree on such accounting firm within 5 days after expiration of the 20-day period, the Dallas office of a "big-five" accounting firm, which accounting firm has not within the previous two years performed services for Holdings or the Shareholders or any affiliate, shall be selected by lot after elimination of one firm by the Shareholders and one firm by Holdings. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 30 days (or such longer period as the Shareholders and Holdings may agree) to resolve all items in dispute. If the Shareholders do not give notice of any exception within 30 days after the delivery of an Annual Determination or if the Shareholders in their discretion give written notification of their acceptance of an Annual Determination prior to the end of such 30 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto. Holdings agrees to issue to the Shareholders any shares which constitute Contingent Merger Consideration and which are owed and scheduled to be issued pursuant hereto within 30 days after final determination of the Annual Determination.

                 (iii) The Independent Auditors shall determine the party (i.e., Holdings or the Shareholders, as the case may be) whose asserted position as to the amount of Gross Revenue and Company Income for the calendar year under examination before the Independent Auditors is furthest from the determination of Gross Revenue and Company Income by the Independent Auditors, and the non-prevailing party shall pay the fees and expenses of the Independent Auditors.

                 (iv) For purposes of this Section 1.4(e), any action to be taken or made by the Shareholders shall be exclusively taken by the Representative of the Shareholders (the "Shareholder Representative"). Each Shareholder, by execution of this Agreement, irrevocably appoints Kathryn Orr Smith as the Shareholder Representative, to take and to make any such action or agreement on behalf of the Shareholders until such time as Kathryn Orr Smith resigns as Shareholder Representative or by reason of her death or disability is no longer able to serve as Shareholder Representative, at which time a majority of the Shareholders shall appoint a successor Shareholder Representative and notify Holdings in writing of such appointment.

             (f) Upon the occurrence of a Change in Control, any portion of the Contingent Merger Consideration not already paid shall be paid in full within sixty (60) days of such Change in Control and the Lock-up Period (as defined in the Investment Agreement) shall not be applicable to the Contingent Merger Consideration. For purposes hereof, a "Change in Control" shall mean the acquisition by a Person, or two or more Persons acting in concert, other than any such Person or Persons in the Control Group, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of Holdings. For purposes hereof, "Control Group" means the following individuals: Tom Wamberg, Mel Todd, Tom Pyra, Larry Hendrickson and Rich Chapman. For purposes hereof, "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust, or other entity or organization or any government or political subdivision or agency, department or instrumentality thereof.

         1.5 Covenants Not to Compete. Each Shareholder acknowledges and agrees that, in view of the substantial financial commitments and payments undertaken by Holdings pursuant to this Agreement, Holdings, CBI and the Company are entitled to reasonable protection against the Shareholders engaging, directly or indirectly, in competition with Holdings, CBI or the Company in a manner which is or might be harmful to Holdings, CBI or the Company and thereby will or might diminish the value of Holdings, CBI and the Company. Therefore, to induce Holdings to enter into this Agreement, which Holdings is unwilling to do without, among other things, a non-compete agreement and in consideration of the covenants and agreements of and payments from Holdings under this Agreement, Shuster, High, Smith and Earls each hereby agree for a period of five (5) years from the Closing Date not to:

             (a) accept employment with or render services for compensation (including without limitation, consultation or research) to, or acquire any kind of ownership in, any person or entity engaged in the design, development, marketing, sale or support of any competitive product or service sold to a financial institution or any Institution Related Party in the United States if that relationship includes any responsibilities whatsoever with respect to developing, promoting, marketing, soliciting or selling any product or service, (including without limitation, any life insurance or other insurance product or policy) to any financial institution or any Institution Related Party in any state in which Holdings, CBI or its respective subsidiaries or affiliates promotes, markets or sells any product or program to any financial institution or any Institution Related Party; provided, however, that with respect to publicly traded companies, each of Shuster, High, Smith and Earls may own up to one percent (1%) of an entity engaged in any business described above;

             (b) promote, market, solicit, or sell any product or service to any financial institution or any Institution Related Party, including without any limitation, any life insurance or other insurance product or policy, similar to or competitive with any program or product sold by Holdings, CBI or its respective subsidiaries or affiliates to financial institutions or any Institution Related Party; and

             (c) induce or attempt to induce (i) any purchaser of any program or product of Holdings, CBI or its respective subsidiaries or affiliates to cancel, allow to lapse, fail to renew or replace any program or product of Holdings, CBI or its respective subsidiaries or affiliates, (ii) any other employee or any representative of Holdings, CBI or its respective subsidiaries or affiliates to terminate or alter his, her, or its relationship with Holdings, CBI or its respective subsidiaries or affiliates, (iii) any insurance company to terminate or alter its relationship with Holdings, CBI or its respective subsidiaries or affiliates, (iv) any banking association or other trade organization to terminate or alter its relationship with Holdings, CBI or its respective subsidiaries or affiliates, or (v) any employee of Holdings, CBI or its respective subsidiaries or affiliates to terminate his or her employment with Holdings, CBI or its respective subsidiaries or affiliates.

         1.6 Closing. The Closing of the transactions contemplated by this Agreement shall be as of the Merger Effective Date on May 18, 1999, or on such other date as may be mutually agreed upon by Holdings and Shareholders (the "Closing Date"). At the Closing, the parties will exchange the various documents and take such other actions as contemplated by this Agreement. The exchanges herein provided shall take place at 10:00 a.m., local time, on the Closing Date, at the offices of Vedder, Price, Kaufman & Kammholz, 222 N. LaSalle Street, Chicago, Illinois.

         1.7 Closing Documents of Shareholders. At the Closing, the Shareholders shall deliver or cause to be delivered to Holdings the following duly executed documents and other items:

             (a) Good and valid certificates representing all of the Shares, free and clear of any liens, security interests, mortgages, charges, restrictions, adverse claims, encumbrances and rights of other persons of every nature and description whatsoever, duly endorsed for transfer to Holdings, with all applicable transfer taxes, if any, paid;

             (b) All of the Company's contracts and commitments, files, books (including corporate seals, if any, minute books and stock ledgers), customer lists, records and other data relating to such Company's business and assets, and simultaneously with such delivery Shareholders shall cause the Company to take such other steps as may be requisite or desirable to put Holdings in actual possession and operating control of the Company's business and assets;

             (c) An Employment Agreement dated as of the Closing Date, in the form attached hereto as Exhibit D executed by Shuster (the "Shuster Employment Agreement");

             (d) An Employment Agreement dated as of the Closing Date, in the form attached hereto as Exhibit E executed by High (the "High Employment Agreement");

             (e) An Employment Agreement dated as of the Closing Date, in the form attached hereto as Exhibit F executed by Smith (the "Smith Employment Agreement");

             (f) An Employment Agreement dated as of the Closing Date, in the form attached hereto as Exhibit G executed by Earls (the "Earls Employment Agreement");

             (g) Evidence of payment of all amounts owed employees through the Closing Date including payroll, vacation pay and other benefits owed employees;

             (h) Evidence of termination of the Shareholder Agreement among the shareholders of the Company;

             (i) A change of signatory cards with respect to all bank accounts of the Company adding an additional employee of CBI as a signatory on all such accounts;

             (j) Termination Agreement with High regarding any and all existing marketing and selling agreements between BCS and High;

             (k) The written opinion of counsel for the Company and Shareholders, substantially in the form attached hereto as Exhibit H;

             (l) A copy of the Articles of Incorporation (as in effect on the Closing Date) of the Company certified by the applicable Secretary of State;

             (m) A Certificate of the Secretary of the Company, certifying as to the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, the resolutions of the Board of Directors and Shareholders of the Company authorizing or ratifying the execution, delivery and performance of this Agreement and all other agreements and documents to be executed by such Company related to this Agreement (collectively, the "Related Agreements"), and the names of the officer or officers of the Company authorized to sign this Agreement and the Related Agreements;

             (n) A Certificate of Good Standing of the Company issued by the Secretary of State of its applicable state of incorporation and each other jurisdiction where the conduct of the Company's business activities or the ownership of its assets necessitates qualification;

             (o) All necessary approvals or consents of third parties to the purchase and sale of the Shares and consummation of the transactions provided for herein;

             (p) All Financial Statements (as hereinafter defined), including but not limited to, the December Balance Sheet (as hereinafter defined);

             (q) Appropriate releases or termination statements releasing all liens or encumbrances against any assets of the Company;

             (r) Articles of Merger filed with the Secretary of State of Texas and with the Secretary of State of Delaware; and

             (s) Such other documents and actions as shall reasonably be required by Holdings or by its counsel.

         1.8 Closing Documents of Holdings. At the Closing, Holdings shall deliver or cause to be delivered to Shareholders, or such other persons as appropriate, the following duly executed documents and other items:

             (a) Good and valid certificates representing the Shares to be issued at the Closing, free and clear of any liens, security interest, mortgages, preemptive rights, adverse claims or other restrictions other than those set forth in the Investment Agreement;

             (b) The written opinion of counsel for Holdings, substantially in the form attached hereto as Exhibit I;

             (c) The Employment Agreements with each of Shuster, High, Smith and Earls executed by CBI;

             (d) Certificate of Merger between Holdings and Company merging the Company into Holdings;

             (e) Release dated as of May 18, 1999 by BCS of those certain Guarantees of Promissory Notes in the amount of $200,000 and $229,500 in favor of BCS (the "Release");

             (f) Articles of Merger filed with the Secretary of State of Texas and with the Secretary of State of Delaware; and

             (g) A Certificate of the Secretary of Holdings certifying as to the Certificate of Incorporation and Bylaws of Holdings, and all amendments thereto, the resolutions of the Board of Directors of Holdings authorizing or ratifying the execution, delivery and performance of this Agreement and all other agreements and documents to be executed by Holdings related to this Agreement, and the names of the officer or officers of Holdings authorized to sign this Agreement and the Related Agreements.

         1.9 Restrictions on Stock Portion. All shares of Holdings Stock (as hereinafter defined) shall be unregistered and shall be subject to the restrictions, terms and conditions set forth in that certain Investment Agreement, dated of even date herewith, by and among Holdings and Shareholders, substantially in the form attached hereto as Exhibit J (the "Investment Agreement"). "Holdings Stock" shall mean (i) the shares of Holdings issued, granted, conveyed and delivered to Shareholders pursuant to the Merger as set forth in Section 1.3 hereof, and (ii) any and all other additional shares of capital stock of Holdings issued or delivered by Holdings with respect to the shares of Holdings Stock described in clause (i) hereof, including without limitation any shares of capital stock of Holdings issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

         1.10 Business Prior to and Following January 1, 1999. Holdings, the Company and the Shareholders agree that any renewal commissions (excluding any fees for services rendered) with respect to the sale of products sold by the Company prior to January 1, 1999, but where such renewal commissions are received after December 31, 1998, shall be the property of High, Shuster and Smith, and Holdings shall have no rights to such renewal commissions; provided, however that any such commissions payable to the Company after such date shall be the property of Holdings. Holdings, the Company and the Shareholders agree that any revenues, income, commissions or renewals with respect to products sold by the Company on or after January 1, 1999 are the property of Holdings as if Holdings owned 100% of the Company effective January 1, 1999.

         1.11 Tax Consequences. (a) It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code, and that the Merger Consideration represents consideration for the Shareholders' Shares in the Company. The parties agree to report the Merger and the Merger Consideration consistent with the preceding sentence for tax and financial accounting purposes.

              (b) Holdings covenants that it will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Holdings may transfer the Company's historic business assets (i) to a corporation that is a member of Holdings "qualified group," within the meaning of Treas. Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Holding's "qualified group" have active and substantial management functions as a partner with respect to the Company's historic business or (B) members of Holding's "qualified group" in the aggregate own an interest in the partnership representing a significant interest in the Company's historic business, in each case within the meaning of Treas. Reg. Section 1.368-1(d)(4)(iii).

         2.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

         Shareholders jointly and severally represent and warrant to and covenant as of the date hereof with Holdings as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is not required to be qualified as a foreign corporation to transact business in any jurisdiction other than Texas. The Company has all right, power and authority to own or lease its properties and conduct its business as such business is now being conducted. Except as set forth on
Schedule 2.1 hereto, the Company does not own any capital stock of any other corporation or any other equity investment in any joint venture, partnership or other entity.

         2.2 Capital Stock of the Company.

             (a) The Company has duly authorized capital stock consisting of One Hundred Thousand (100,000) shares of common stock, $1.00 par value, Twelve Thousand Two Hundred (12,200) of which are issued and outstanding and constitute the Shares. One hundred shares of the Company common stock are held as treasury shares. All of the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of, and are otherwise free of any preemptive or other rights of third parties. The issuance of the Shares was in full compliance with all applicable state and federal securities laws and all other applicable laws, and no person has a claim against the Company or the Shareholders under any such law. The Shares are held by the Shareholders in accordance with Schedule 2.2 attached hereto.

             (b) Each Shareholder has good title to, and is the beneficial and record owner of, all of his or her Shares free and clear of any security interest, lien, claim, charge, pledge, encumbrance, or rights of other persons of every nature and description whatsoever. The Shares are not subject to any restriction with respect to their transferability. Except as described above in
Section 2.2(a), there are no equity securities of the Company outstanding on the date hereof and there is no existing subscription, warrant, right, option, call, commitment, understanding, conversion privilege or other agreement obligating the Company to issue, assign, pledge, sell or transfer any of its capital stock, whether now or hereafter authorized. No Shares have been issued in violation of any preemptive right of any shareholder.

         2.3 Ability and Authorization to Carry Out Agreement; Consents. The Shareholders and the Company, as the case may be, have the full capacity, right, power and authority to enter into, execute and deliver this Agreement, and the Related Agreements, to consummate the transactions contemplated by this Agreement and the Related Agreements, to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements, and to sell, transfer, assign and deliver all of the Shares to Holdings. The execution and delivery of this Agreement and all Related Agreements by the Shareholders and the Company, as the case may be, and the consummation by the Shareholders and the Company, as the case may be, of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action on the part of the Board of Directors and the shareholders of the Company and the Shareholders. This Agreement and all Related Agreements each constitute a valid and binding obligation of both the Shareholders and the Company, as the case may be, enforceable in accordance with their respective terms and conditions. Except as set forth on Schedule 2.3 hereto, neither the execution and delivery of this Agreement or any Related Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Shareholders or the Company with any of the provisions of this Agreement or any Related Agreement will:

             (a) Conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the Articles of Incorporation or Bylaws of the Company, or any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which the Company or the Shareholders is a party or by which the Shareholders or the Company or any of their respective properties or assets may be bound or subject;

             (b) Violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental agency or body applicable to the Shareholders or the Company or any properties, assets, or Shares or other securities of the Company or the Shareholders; or

             (c) Constitute an event of which, with or without notice, lapse of time, or action by a third party, could result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company, or upon the Shares, or cause the maturity of any liability, obligation or debt of the Company to be accelerated or increased.

         2.4 Consents and Approvals. Except as set forth in Schedule 2.4 hereto, the execution, delivery and performance of this Agreement and the Related Agreements by the Shareholders and the Company, as the case may be, and the consummation by the Shareholders and the Company, as the case may be, of the transactions contemplated hereby or thereby will not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party.

         2.5 Assets Used in or Necessary for Business. All equipment and other tangible assets ("Business Assets") reflected on the balance sheets included in the Financial Statements referred to in Section 2.7 hereof or leased by the Company (a) were at the respective dates of said balance sheets, and are currently, used or useful in the business and operations of the Company, (b)are all of the assets currently used, and are all of the assets currently needed, to conduct said business and operations, and (c) are in good operating condition, except as otherwise disclosed in Schedule 2.5 hereto. Except as set forth in
Schedule 2.5 hereto, no Shareholder nor any other party own any Business Assets which are being used to carry on the business or operations of the Company.

         2.6 Compliance with Laws; Ability to Conduct Business.

             (a) Except as set forth in Schedule 2.6 hereto:

                 (i) Neither the Company nor any Shareholder is in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a material default or violation) in any material respect (A) under any contract, agreement, lease, consent order, or other commitment to which the Company or any Shareholder is a party or the business of the Company is subject or bound or (B) under any law, rule, regulation, writ, injunction, order or decree of any court or any federal, state, local, or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to environmental protection, antitrust, civil rights, health and occupational health and safety);

                 (ii) There are no actions, suits, claims, investigations, or legal arbitration or administrative proceedings in progress, pending or to the actual knowledge of the Shareholders threatened by or against the Company or any Shareholder (or any of their respective assets or properties) whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, county, local, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor has the Company or any Shareholder been charged with or received any currently effective notice of any violation of any rule, regulation, ordinance, law, order, decree, or requirement relating to the Company, its properties, assets, or the transactions contemplated by this Agreement; and

                 (iii) No action, suit or proceeding has been instituted or to the actual knowledge of the Shareholders, threatened, to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

             (b) No Shareholder has any reason to believe that the services of any of the present employees of the Company will not be available for the continued conduct of the business of the Company after the Closing, on substantially the same terms as now conducted or that the business relations currently maintained with the Company's suppliers, customers and others will not be similarly maintained by the Company after the Closing.

             (c) Except as set forth on Schedule 2.6, Shareholders represent that the Company has complied in all material respects with all laws and regulations with respect to life insurance policy illustrations and disclosures provided to customers by the Company and its agents. Shareholders represent that the Company includes and has included all disclosures and disclaimers with respect to illustrations in sales materials in a manner which is substantially similar to the disclosures and disclaimers used by BCS in its sales materials.

        2.7     Financial Statements.

             (a) Shareholders have heretofore furnished Holdings with the following:

                 (i) true and complete copies of the audited twelve-month Balance Sheet and Statement of Income and Retained Earnings as of December 31, 1998 of the Company, together with the notes thereto (said December 31, 1998 Balance Sheet being hereinafter referred to sometimes as the "December Balance Sheet"); and

                 (ii) Profit and Loss Statement for the twelve-month period ending December 31, 1997 which, to actual knowledge of Shareholders, is true and correct.

             (b) The December Balance Sheet:

                 (i) is correct and complete and presents fairly the financial condition of the Company as of the date of said balance sheet;

                 (ii) has been prepared in accordance with generally accepted accounting principles ("GAAP"), except as otherwise specifically disclosed therein;

                 (iii) reflect all material liabilities and commitments of the Company, direct or contingent, as of said dates which under GAAP are required to be reflected in such December Balance Sheet or any related notes; and

                 (iv) do not misstate or omit to state any material fact (including liabilities, contingent or otherwise) necessary to be set forth therein to make the Financial Statements not misleading.

         2.8 Federal, State and Local Taxes. Except as set forth in Schedule 2.8 hereto:

             (a) All material federal, state, county and local taxes, and all other taxes of any kind or character for periods ending December 31, 1998, including, without limitation, income (including gross and adjusted gross), receipts, property (including real, personal and intangible), sales, use, franchise, value added, excise, recording, financial institutions, employees' income and social security withholding, and all other withholding, and social security and unemployment taxes, which are due and payable by or on behalf of the Company for periods ending December 31, 1998, and all interest and penalties thereon (collectively, the "Taxes"), have been paid (and, to the extent applicable, withheld) in full (or are reflected as a liability in the Financial Statements).

             (b) The Company has filed, or the Shareholders on behalf of the Company have filed, all currently due federal, state, county, local and other tax returns, statements, forms, reports and similar documents with respect to Taxes required to be filed with the appropriate third parties and governmental agencies in all jurisdictions in which such returns, statements, forms, reports and similar documents are required to be filed (collectively, the "Returns") and all such Returns are true, correct and complete in all material respects.

             (c) There is not now in force any extension of time with respect to the date on which any Return was or is due to be filed by or on behalf of or with respect to the Company, or any waiver or agreement by the Shareholders (on behalf of the Company) or the Company, for an extension of time for the assessment of any Tax.

             (d) The Company is not subject to any penalty by reason of a violation of any order, rule or regulation of, or with respect to any Return or any other Tax return or report required to be filed with, any taxing authority.

             (e) All monies required to be withheld from employees of the Company for income taxes, social security and unemployment insurance, taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority.

             (f) None of the Company's federal or state income tax returns has ever been audited.

             (g) The Company does not have any pending requests for a ruling with any taxing authority.

             (h) There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due.

         2.9 Title to Assets. Except as set forth in Schedule 2.9, the Company has and at the Closing Date will have good, valid and marketable title to all of the properties, interests in properties and assets, tangible or intangible, that are used in its business, and reflected in the December Balance Sheet, including, but not limited to, all rights to renewals with respect to business obtained by the Company after January 1, 1999, all rights to Community Bankers' Scholarship Program and other types of charitable plans, if any, all rights under agreements with insurance carriers, and all rights under all endorsement agreements with various trade associations, in each case free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances, easements or other interest of any kind or character, except for:

                 (i) liens for current taxes and assessments not yet due and payable; and

                 (ii) liens and encumbrances set forth in the December Balance Sheet and as disclosed in Schedule 2.9 hereto (collectively with the liens referred to in Section 2.9(i), the "Permitted Encumbrances").

         2.10 Real Property-Owned and Leased Premises.

             (a) Owned Premises. There are no parcels of real property owned by the Company.

             (b) Schedule 2.10 hereto contains a list and brief description of all real property leased from any third party to the Company including the address of such real property (collectively, the "Leased Premises"). With respect to the Leased Premises:

                 (i) All leases related thereto are in full force and effect and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors rights generally; and

                 (ii) There are no defaults currently existing, no currently effective notices of default have been received by the Company and no events have occurred which with the lapse of time, notice, or otherwise would constitute a default under any of the leases.

         No consent of any lessor of the Leased Premises is required in connection with the transactions contemplated by this Agreement.

         2.11 Personal Property-Owned. Attached hereto as Schedule 2.11 is a list of all tools, furniture, machinery, supplies, vehicles, equipment, and other items of tangible personal property owned by the Company as of the date hereof having a book value in excess of One Thousand Dollars ($1,000) (the "Personal Property").

         2.12 Contracts and Other Matters.

              (a) Attached hereto are the following schedules, which are accurate and complete as of the date hereof, setting forth and describing the following (collectively, the "Contracts");

                  (A) Schedule 2.12(A) - All of the following contracts, agreements or other instruments to which the Company is a party: (1) contracts for employment of any officer, director or employee; (2) distribution, dealer, sales, agency or advertising contracts; (3) guarantees of the obligations of others; (4) contracts with any labor organizations; (5) contracts or commitments for the future purchases of materials, supplies, merchandise, equipment or services continuing or renewable at the option of the other party for a period beyond the date hereof and under which the undelivered balance of such purchases has a price in excess of $1,000; (6) profit-sharing, bonus, stock option, benefit, welfare, disability, pension, retirement, stock purchase, hospitalization, regular or major medical, dental, psychiatric, life insurance, incentive, deferred compensation and other executive or employee compensation or benefit plans, programs, arrangements or agreements of the Company or which concern any of the current or former officers, directors or employees of the Company (collectively, the "Employee Benefit Plans"); (7) contracts or commitments, whether written or oral, with customers for the sale of products or services by the Company under which the undelivered balance of such products or services has a price in excess of $1,000; (8) license, royalty or other agreements requiring the payment of any royalty or similar payment in connection with any product or activity conducted or to be conducted;
         (9) loan agreements, notes payable and other instruments evidencing indebtedness of the Company; (10) agreements, contracts and commitments containing any covenant limiting the right of the Company to engage in any line of business or compete with any person; and (11) any other agreement which materially affects the business, properties or assets of the Company, or which was entered into other than in the ordinary and usual course of business.

                  (B) Schedule 2.12(B) - All leases of real or personal property wherein the Company is either lessor or lessee.

                  (C) Schedule 2.12(C) - All policies of insurance in force with respect to the Company.

                  (D) Schedule 2.12(D) - All bank and money market accounts of the Company, together with the name of each person authorized to sign checks or other orders relating to each such account or authorized to borrow from each such bank.

                  (E) Schedule 2.12(E) - All licenses, franchises, rights and governmental or other permits, authorizations, consents and approvals necessary to operate the business of the Company as currently being conducted, other than the Environmental Permits (as hereinafter defined).

                  (F) Schedule 2.12(F) - All consents, approvals and authorizations necessary from third parties for the purchase and sale of the Shares and the consummation of the transactions contemplated by this Agreement.

             (b) Except as set forth on Schedule 2.12(G), all of the Contracts are valid and binding obligations of the Company, enforceable in accordance with their respective terms, are in full force and effect, and, will continue in full force and effect without the consent of any other party so that, after the Closing, the Company will be entitled to the full benefits thereof. Except as set forth on Schedule 2.12(G), none of the Contracts contains any provisions that are triggered by a change in control of the Company, or by any of the transactions contemplated by this Agreement or any Related Agreement. Except as set forth on Schedule 2.12(G), there is not any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. Copies of the Contracts in written form have been delivered (or will be delivered prior to the Closing) to Holdings.

         2.13 Litigation. Except as disclosed in Schedule 2.13 hereto, there is no action, suit or proceeding or governmental investigation, judgment, order, writ, injunction or decree outstanding, pending or to the actual knowledge of the Shareholders threatened against or relating to the Company or any Shareholder or the assets, properties or business of the Company or any Shareholder, before any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, nor does any Shareholder know or have reasonable grounds to know of any basis for any such action or for any governmental investigation relating to the Company or any Shareholder or the assets, properties or business of the Company or any Shareholder. Without limiting the generality of the foregoing, neither any Shareholder nor the Company has received any notice from any city, village, state or federal governmental authority of any violation, or claim thereof, of any laws relating to zoning, building, fire, health, safety, pollution or waste disposal with respect to the properties or business of the Company, except as disclosed in Schedule 2.13 hereto.

         2.14 Absence of Changes or Events. Since the date of the December Balance Sheet, there has been no adverse change in the assets, liabilities, financial condition, business or results of operation of the Company and the Company has not, and pending Closing, Shareholders shall not permit the Company, except as provided for on Schedule 2.14, without the prior written consent of Holdings or CBI:

             (a) to incur any debt, obligation or liability (absolute, accrued, contingent or otherwise) other than in the ordinary course of business;

             (b) to discharge or satisfy any lien or encumbrance, or pay or satisfy any obligation or liability (absolute, accrued, contingent or otherwise), other than those incurred in the ordinary course of business since the date of the December Balance Sheet, as such liabilities become due and payable or as contemplated by this Agreement;

             (c) to mortgage, pledge or subject to lien, charge or other encumbrance any of its assets, tangible or intangible;

             (d) to sell or transfer any of its assets, other than in the ordinary course of business, or cancel any debts or claims, or waive any rights of value;

             (e) to increase the compensation payable to or to become payable to any officer, or, except in the ordinary course of business, to any employee;

             (f) to pay or otherwise grant any bonuses or special remuneration to any officer or any employee;

             (g) to make, or make any commitment for, a capital expenditure in excess of One Thousand Dollars ($1,000) or capital expenditures in excess of Two Thousand Dollars ($2,000) in the aggregate which contains all of the capital expenditures and commitments for capital expenditures outstanding on the date of the December Balance Sheet;

             (h) to make any declaration or payment to its shareholders, of any dividend or other distribution in respect of its stock or redeem or purchase or otherwise acquire any of its stock or agree to take any such action;

             (i) to experience any material adverse change in its financial position, assets, liabilities or business;

             (j) to make any material change in its mode of operation, including its sales, service, credit or collection policies;

             (k) to materially increase or reduce its planned expenditures for advertising or promotion, or change its advertising or promotion policies;

             (l) to enter into any transaction other than in the ordinary course of business;

             (m) to issue any stock, bonds, convertible securities or other securities, or become obligated on or in respect of any such securities or grant any stock options, warrants or rights;

             (n) to borrow or agree to borrow any funds except in the ordinary course of business;

             (o) to make any loans or advances to any person;

             (p) to fail to record promptly, accurately and fully on its books and records all transactions involving it;

             (q) to alter, amend, terminate or discharge any written or oral contract, lease, plan, commitment or agreement to which it is currently a party, or permit or consent to any such alteration, amendment, termination or discharge, or commit a breach or default in any of the provisions thereof; or

             (r) to suffer any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, property or assets of the Company.

         2.15 Insurance. The Company has, through financially sound and reputable insurers, continuously maintained fire, theft, extended coverage, public liability, worker's compensation, health, life and such other insurance coverages and in such amounts as are dictated by prudent business practices and customary for companies engaged in similar businesses. Each of the insurance policies the Company has in place is listed on Schedule 2.15 hereto, and each such policy is in full force and effect, will continue after the Closing in full force and effect for their stated term and all premiums due and occurring with respect to such policies are currently paid. Except as disclosed in Schedule
2.15 hereto, no insurer has, prior to the date of this Agreement, cancelled or refused to renew any insurance policy of the Company. The insurance coverage provided by the policies listed in Schedule 2.15 hereto satisfies all contractual and statutory requirements applicable to the Company.

         2.16 Non-Affiliation. No Shareholder, nor any director or officer of the Company, nor any person, firm or entity affiliated with or related to the Company's officers, directors or any Shareholder, is a party to or has any beneficial interest in any contract, agreement, undertaking, obligation or arrangement to which the Company is a party or by or to which it or any of its properties is bound or subject, or has any interest in or relationship with any customer, competitor or supplier of the Company, except as set forth on Schedule
2.16 hereto.

         2.17 Proprietary Rights. Schedule 2.17 hereto sets forth a list and summary description of all patents, patent applications, trademarks, service marks, trade names, trade secrets, corporate names, copyrights and other intellectual property or proprietary rights (collectively, "Proprietary Rights") owned by the Company or used by the Company in the conduct of its business, as now conducted. Except as set forth on Schedule 2.17, the Company owns and possesses all right, title and interest in and to, and has taken all necessary or desirable action to protect, the Proprietary Rights necessary or desirable to conduct its business, as now conducted. Such Proprietary Rights constitute all of the general intangibles and proprietary rights which have been used prior to date hereof for the business of the Company as currently conducted. Neither the Company nor any Shareholder has received any notice of infringement, misappropriation, invalidity or conflict from any third party with respect to such Proprietary Rights. The Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Right of any third party and, to the actual knowledge of the Company and Shareholders, the Company's Proprietary Rights have not been infringed by any third party. None of the Proprietary Rights have been licensed or assigned to any third party.

         2.18 Major Suppliers. Shareholders know of no existing occurrence, circumstance or condition or of any occurrence, circumstance or condition which may arise that may have an adverse effect on sales by the Company subsequent to Closing from any current significant supplier of the Company.

         2.19 Major Customers. Shareholders have no actual knowledge of any existing occurrence, circumstance or condition or of any occurrence, circumstance or condition which may arise that may have an adverse effect on future purchases from the Company by any customer of the Company which could have a material adverse effect on the Company.

         2.20 Liabilities and Obligations of the Company. Except as set forth in
Schedule 2.20 hereto, on the date of the Closing, (a) the Company will have no debts, liabilities, contracts, commitments or other obligations, direct or indirect, absolute or contingent, determined or undetermined, which are not reflected, described or disclosed in (i) the Financial Statements or (ii) the Schedules hereto (the "Disclosure Schedules"), except those arising in the ordinary course of business after the date of the December Balance Sheet to the date of Closing and which will not be of a material nature or amount, will not be in violation of any representation, warranty or covenant contained in this Agreement and will not have or reasonably be expected to have a material adverse effect upon the business, operations, financial position, prospects, properties or assets of the Company; and (b) the Company shall have no long-term indebtedness, notes payable to banks or notes payable to others.

         2.21 Governmental Authorizations. Except as set forth in Schedule 2.21 hereto, the Company and each Shareholder has all federal, state and local licenses, franchises, permits and other governmental authorizations which are legally required to enable them to conduct their business in all respects as currently being conducted and, between the date hereof and the Closing Date, Shareholders shall, and Shareholders shall cause the Company to, maintain in full force and effect all such licenses, franchises, permits and other governmental authorizations.

         2.22 Environmental Protection.

              (a) Except as set forth in Schedule 2.22 hereto, the Company (i) has been at all times and is in compliance with all federal, state and local laws relating to pollution or protection of the environment, and laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (the "Environmental Laws") and (ii) has obtained and is in full compliance with all permits, licenses and other authorizations which are required with respect to the operation of its business under the Environmental Laws and those which are required (A) to construct or install any equipment or facilities and (B) to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances generated by the Company ("Environmental Permits"). As used in this Agreement, "Hazardous Substances" shall mean any hazardous substance as defined by 42 U.S.C. 9604(14), any pollutant or contaminant defined by 42 U.S.C. 9601(33), any pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. 136 et seq. and any petroleum, natural gas and synthetic gas products regulated by, and any other products that could give rise to liability under, any Environmental Laws.

              (b) Neither any Shareholder nor the Company has received any notice that any Shareholder or the Company has any potential liability with respect to the clean-up of any site at which Hazardous Substances have been generated, treated, stored, discharged, emitted or disposed of by or on behalf of the Company and there are no past or present (or, to the knowledge of Shareholders or the Company, future) events, conditions or circumstances which may interfere with or prevent compliance or continued compliance by the Company, or by Holdings conducting after the Closing a business similar to that now conducted by the Company in accordance, with the Environmental Laws and Environmental Permits or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including without limitation, liability under any Environmental Laws or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of Hazardous Substances by or on behalf of the Company as a result of any act or omission of any Shareholder or the Company.

         2.23 Minute Books and Stock Record Books. The minute books of the Company contain substantially complete records of all meetings and other corporate actions of its shareholders and Board of Directors. The stock record books of the Company contain complete records of all material transactions involving equity securities of the Company. There have been no transactions involving the Company's business which properly should have been set forth in the books of account, minute books, stock record books, and stock transfer ledgers which have not been set forth therein.

         2.24 Employee Benefit Plans.

              (a) Schedule 2.12(A) hereto lists all "Employee Benefit Plans" maintained by the Company. The term "Employee Benefit Plans" means all present plans, programs, agreements and arrangements (including all amendments and corresponding trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation or bonuses, to any current or former employee of, or to any other person who provides services to, the Company whether or not such plans are subject to the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder ("ERISA"), and whether or not such plans are qualified under the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (the "Code"), and includes pension, retirement, profit sharing, stock bonus, non-qualified deferred compensation, disability, medical, dental, workers' compensation, health insurance, life insurance and incentive plans, vacation benefits and fringe benefits, but such term does not include any Employee Benefit Plan that is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

              (b) To the knowledge of any executive officer of the Company, the Employee Benefit Plans are maintained and operated in all material respects in accordance with the plan documents, and ERISA, the Code and all other applicable laws. To the knowledge of any executive officer of the Company, all reports, forms and other documents required to be filed with any government entity with respect to the Employee Benefit Plans have been timely filed and are in all material respects accurate.

              (c) To the knowledge of any executive officer of the Company, each Employee Benefit Plan intended to be a tax-qualified plan under Section 401(a) of the Code is now and has always been in material respects qualified under
Section 401(a) of the Code, and each trust maintained in connection with such plan intended to be tax exempt under Section 501(a) of the Code is now and has always been in all material respects so qualified as a tax-exempt plan. The Internal Revenue Service ("IRS") has issued (to the extent the IRS can issue determination letters with respect to such plans) one or more determination letters with respect to such Employee Benefit Plans stating that, from the inception of the plan, such plan has been and is in a form qualified under
Section 401(a) of the Code and each trust maintained in connection with such plan is in form exempt under Section 501(a) of the Code. To the knowledge of any executive officer of the Company, the time for adoption of any amendments required by changes in the Code since the dates of such determination letters or by the IRS as a condition for continued qualification of such plans has not expired or did not expire without such amendments having been made.

              (d) To the knowledge of any executive officer of the Company, all contributions required to be made to each Employee Benefit Plan under the terms of such plan prior to Closing, any collective bargaining agreement or other agreement, or any applicable provisions of the Code or ERISA have been timely made prior to Closing. No contributions have been made to any Employee Benefit Plan in any form other than cash. No government entity has challenged or disallowed any income tax deductions taken for any such contributions. To the knowledge of any executive officer of the Company, no events have occurred or are expected to occur with respect to any such plan that would cause a material change in the value of the plan assets or the amount or present value of accrued benefits and other liabilities of such plan. Except as disclosed in Schedule 2.12(A)(6) hereto, no insurance contract, annuity contract, or other agreement or arrangement providing for the funding of any Employee Benefit Plan would impose a material penalty, discount, or other reduction on account of the withdrawal of assets or the change in investment of such assets.

              (e) To the knowledge of any executive officer of the Company, except for claims for benefits by participants or beneficiaries in the normal course, there are no claims, pending or threatened, by any individual or any government agency, which, if decided adversely would reasonably be expected to have a material adverse effect on the financial condition of any Employee Benefit Plan or of the Company. To the knowledge of any executive officer of the Company, except with respect to income taxes on benefits paid or provided, no material income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person, is reasonably expected to be imposed, with respect to the operations of, or any transaction with respect to, the Employee Benefit Plans. To the knowledge of any executive officer of the Company, there has been no transaction in connection with which any of the Employee Benefit Plans or "parties in interest" (within the meaning of Section 3(14) of ERISA) could be subjected to either a material civil penalty assessed pursuant to Section 502(i) of ERISA, or in connection with which a tax could be imposed upon any "disqualified person" under Section 4975 of the Code. To the knowledge of any executive officer of the Company, if any assets of any Employee Benefit Plan are or were invested in any obligation of or security or other instrument issued by, or any real or personal property of, the Company, the investment and any subsequent disposition of such investment were made in accordance with the requirements of an applicable statutory, class, or individual exemption to the prohibited transaction rules of Section 406 of ERISA.

              (f) The Company maintains no plans subject to Title IV of ERISA. To the knowledge of any executive officer of the Company, neither the Company nor Holdings will incur any material liability upon termination of all of the Employee Benefit Plans immediately following the Closing.

              (g) Prior to Closing, the Company shall deliver to Holdings, the current plan documents, including all amendments thereto with respect to all Employee Benefit Plans, including but not limited to, if any, the latest available: trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings and correspondence with any government entity, all determination letters and private rulings from the IRS, advisory opinion letters from the Department of Labor, if any are available, administration contracts, audit reports, financial statements, and any outstanding agreements concerning plan mergers or transfers of plan assets.

         2.25 No Brokers. There is no investment banker's, agent's, broker's or finder's fee payable, or that will be payable, directly or indirectly, in connection with the transactions contemplated by this Agreement by virtue of or resulting from any action or agreement by any Shareholder, the Company or any officer, director or employee thereof.

         2.26 Product and Warranty Claims. Neither the Company nor any Shareholder has any knowledge of and has not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use or operation of policies designed, sold or serviced by or on behalf of the Company or services provided by the Company (other than any policies designed by, or sold to the Company or to customers of the Company by, BCS), which has resulted in any claim or notice that any such policies or services do not conform to any agreement, representation or warranty made by the Company (or implied by law) with respect to such policies or services. The Shareholders shall assign, to the extent it is assignable, their coverage on their respective errors and omissions insurance policies to CBI.

         2.27 Labor Matters. As of March 31, 1999, the Company employed a total of 16 employees. As of the Closing Date, except as set forth in Schedule 2.27 hereto:

              (a) The Company has paid in full or accrued to all its employees all wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof to the extent the same was due and owing or was declared;

              (b) There is no labor dispute, strike, work stoppage, interference with production or slowdown in progress, or threatened against or involving the Company which is likely to have an adverse effect on the financial condition of the Company;

              (c) There is no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of the Company which is likely to have an adverse effect on the financial condition of the Company;

              (d) There is no grievance pending or threatened which is likely to have an adverse effect on the Company or on the conduct of the business of the Company;

              (e) There exists no collective bargaining agreement to which the Company is a party, and there is no collective bargaining agreement currently being negotiated or subject to negotiation or renegotiation by the Company; and

              (f) There is no dispute, claim, or proceeding against the Company pending with or threatened by the Immigration and Naturalization Service.

         2.28 Accounts Receivable. Except as set forth on Schedule 2.28 hereto, the accounts receivable shown on the Financial Statements are owned by the Company and arose from bona fide transactions in the ordinary course of business, are valid and legally enforceable obligations of the persons purported to be liable therefore and, to each Seller's knowledge, are free of any defense, counterclaim, set-off or deduction which is in excess of any reserve for bad debts and credit memos established in the Financial Statements. The Shareholders will be responsible for reimbursing Holdings for any charge-backs with respect to commissions paid for products sold prior to January 1, 1999.

         2.29 Year 2000 Problem. Based on previous and ongoing internal reviews, Company and Shareholders believe that the computer equipment and software used by the Company will function properly with respect to dates in the year 2000 and thereafter. The Company has requested information from third parties addressing any potential year 2000 issues with such third parties; however, the Company is not able to determine the extent to which such third parties, such as insurance companies and clients, may experience year 2000 issues.

         2.30 Customers. The Company shall deliver to Holdings at Closing an accurate list of all customers of the Company, including any customers with respect to which any transactions are pending as of the date hereof.

         2.31 Accuracy of Representations. No representation or warranty of Shareholders contained in this Agreement and no statement contained in any exhibit, certificate, list, schedule (including the Disclosure Schedule) or other document referred to in this Agreement, whether heretofore or hereafter furnished to Holdings, contains or will contain any untrue statement of any material fact, or omits or will omit to state any material fact necessary to make the statements contained therein or herein not false or misleading. Any underlying documents included in such exhibits or other disclosure documents, or otherwise furnished to Holdings by Shareholders, are true and correct copies, and there are no amendments or modifications thereto except as set forth in such exhibits or other disclosure documents in which such documents are incorporated or as otherwise noted on such documents.

         3. REPRESENTATIONS AND WARRANTIES OF HOLDINGS.

         Holdings represents and warrants to Shareholders as follows:

         3.1 Organization of Holdings. Holdings is a company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. Holdings has all right, power and authority to own or lease its properties and conduct its business as such business is now being conducted.

         3.2 Authorization of and Ability to Perform Agreement. The execution, delivery and performance of this Agreement and all other documents in connection herewith by Holdings have been duly and validly authorized by the Board of Directors of Holdings and all requisite corporate action has been taken to make them valid and binding upon Holdings in accordance with their respective terms. Neither such execution, delivery or performance, nor the consummation of the transactions contemplated hereby or thereby will violate any provision of its Certificate of Incorporation or Bylaws, or result in a breach of any condition or provision of, or constitute a default under, any indenture, agreement or other instrument to which Holdings is a party.

         3.3 Accuracy of Representations. No representation or warranty of Holdings contained in this Agreement and no statement contained in any certificate, list, schedule, exhibit or other document referred to in this Agreement, whether heretofore or hereafter furnished to Shareholders, contains or will contain any untrue statement of any material fact, or omits or will omit to state any material fact necessary to make the statements contained therein not false or misleading.

         3.4 Shares Fully Paid and Nonassessable. The shares of common stock of Holdings to be issued to the Shareholders pursuant to this Agreement will have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         3.5 No Conflicts. The execution and delivery of this Agreement by Holdings does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Holdings or by which Holdings is subject, which breach, violation or default would have a material adverse effect on the financial condition, properties, businesses, or results of operations of Holdings, taken as a whole or on the transactions contemplated hereby, (ii) to the knowledge of Holdings, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, or indenture, or instrument of Holdings or to which Holdings is subject, or (iii) a breach or violation of, or a default under the Certificate of Incorporation or Bylaws of Holdings; and the consummation of the transactions contemplated hereby will not require any consent, approval under any such law, rule, regulation, judgment, decree, order, governmental permit, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than any required approvals of shareholders and applicable regulatory authorities.

         3.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Holdings' knowledge, threatened against or affecting Holdings, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Holdings' performance under this Agreement or the consummation of the transactions contemplated hereby.

         3.7 Reports of Holdings. As of December 31, 1998, Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 ("Holdings' Report") in the form (including exhibits) filed with the Securities and Exchange Commission ("SEC") does not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, to the knowledge of Holdings, is likely in the future to so affect, the business, financial condition, net worth, properties or results of operations of Holdings taken as a whole, that has not been disclosed in the Holdings' Report. The balance sheet in the Holdings' Report (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Holdings' Report (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Complete and accurate copies of the Holdings' Report have been furnished to Shareholders.

         3.8 No Material Adverse Change. Since December 31, 1998, there has been no event or condition of any material character (whether actual, or to the knowledge of Holdings, threatened or contemplated) that has had or is likely to have, or that, if concluded or sustained adversely to Holdings, would have, a material adverse effect on the financial condition, results or operations or business of Holdings.

         3.9 Commission Schedule. Attached hereto as Schedule 3.9 is the current commission schedule with respect to businesses sold by BCS for the insurance companies listed therein.

         4. CERTAIN OTHER MATTERS.

         4.1 Tax Matters. Shareholders and Holdings agree that (a) Holdings shall prepare, and file in a timely manner all federal, state and other income tax returns which are required to be filed by the Company after the Closing Date for the period from January 1, 1999 through the Closing Date, and (b) Holdings shall pay all taxes, assessments and other charges upon or against the Company, or its income, revenues or profits, including interest and penalties related thereto, with respect to any periods or portions of periods from January 1, 1999 up to and including the Closing Date; provided however, the Shareholders shall be responsible for any taxes, assessments and other charges imposed as a result of the Merger failing to qualify as a tax-free reorganization under Section 368 of the Code, and Holdings shall have no obligation for any such taxes, assessments and charges.

         5. CONDITIONS PRECEDENT TO HOLDINGS' OBLIGATIONS.

         All obligations of Holdings under this Agreement to consummate the purchase and sale of the Shares and the other transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of each of the following conditions:

         5.1 Form Satisfactory to Holdings' Counsel. All proceedings taken by the Company and the Shareholders in connection with the transactions contemplated herein and all instruments and documents required to be furnished by them in connection herewith or incident hereto shall be satisfactory to Holdings' counsel.

         5.2 Representations and Warranties; Certificates of Compliance. All representations and warranties of Shareholders contained in this Agreement or in any certificate or document heretofore delivered to Holdings or hereafter delivered to Holdings pursuant hereto shall be true and correct both on the date of this Agreement and such certificate or document and as of the Closing; and all agreements and conditions required by this Agreement to be performed or satisfied prior to or at the Closing (except agreements on the part of Holdings) shall have been fulfilled; and Holdings shall have completed its due diligence review and be satisfied that all of the covenants, representations and warranties contained herein are true and correct; and Holdings shall have been furnished with certificates of Shareholders dated the Closing Date, certifying as to such truth, correctness and fulfillment and further certifying that neither the Company nor any Shareholder is a party to any litigation other than as reflected in the Schedules to this Agreement and that Shareholders have no knowledge of any pending or threatened claim, seeking to recover damages from the Company or to prevent the Company from continuing to use its assets or to conduct its business in the manner the same were used or conducted prior thereto.

         5.3 Property Not Destroyed or Business Interrupted. Neither the assets or property of the Company shall have been destroyed or damaged by fire, accident or other casualty or any labor disturbance, riot or act of God or the public enemy which affects in a material and adverse way the conduct of the Company's business, and the business and operations shall not have been stopped or interrupted by a strike, lockout or other labor dispute.

         5.4 Litigation. No action or proceeding shall have been instituted or threatened by third parties against Holdings, the Company or Shareholders to restrain or prohibit, or to obtain damages in respect of, the transactions contemplated by this Agreement if such action or proceeding in the opinion of Holdings makes it inadvisable to consummate such transactions.

         5.5 Changes. The Company shall have, between the date of this Agreement and the Closing, experienced no adverse change in its financial condition, assets, liabilities or business, other than changes in the ordinary course of business, none of which shall have been materially adverse.

         5.6 Delivery of Documents. Shareholders and the Company shall have delivered to Holdings the instruments and documents referred to in Section 1.7 hereof and any other documents referred to elsewhere in this Agreement.

         5.7 Notes Receivable. Except for the account receivable due the Company from Lynn High as set forth in Schedule 2.14, all notes and accounts receivable due and owing to the Company from any Shareholder shall have been paid in full on or prior to Closing and satisfactory evidence of such payment shall be presented to Holdings.

         5.8 Endorsements. All third party trade associations which have entered into endorsement agreements, license agreements or marketing agreements (collectively, the "Endorsement Agreements") with the Company, as further described on Schedule 5.8 hereto, have consented to the transaction contemplated hereunder and have indicated to the Company in writing that consummation of such transaction will not in any way limit any endorsements or any other relationship between the Company, or its successors, and the trade associations contemplated under the Endorsement Agreements.

         5.9 Termination of GenMark, Inc. Agreement. The Company shall have caused the termination of that certain Marketing Agreement between GenMark, Inc. and American Financial Institution Services Corp. dated September 18, 1998.

         5.10 Payables to Shareholders. Other than as contemplated hereunder, all notes and other forms of indebtedness other than amounts due for salaries, bonuses, pursuant to any Employee Benefit Plan, for reimbursement of expenses and any other items of compensation owing to any Shareholder from the Company shall be cancelled and forgiven in full prior to the Closing Date and satisfactory evidence of such cancellation shall be presented to Holdings.

         5.11 Consents. Holdings' senior lender shall have approved the transaction contemplated hereby.

         5.12 D&L Flyers Agreement. The Company and D&L Flyers, Inc. ("Flyers") shall enter into a service agreement mutually acceptable to both parties.

         5.13 Waiver. Any of the foregoing conditions may be waived in writing by Holdings.

         6. CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS.

         All obligations of the Company and Shareholders under this Agreement to consummate the purchase and sale of the Shares and the other transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of the following conditions:

         6.1 Form Satisfactory to Shareholders' Counsel. All proceedings taken by Holdings in connection with the transactions contemplated herein and all instruments and documents required to be furnished by it in connection herewith or incident hereto shall be reasonably satisfactory to Shareholders' counsel.

         6.2 Representations and Warranties; Compliance with Conditions. All representations and warranties of Holdings contained in this Agreement or in any certificate or document delivered pursuant hereto shall be deemed to have been made again at the Closing and shall be true in all respects as of the Closing; and Holdings shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Shareholders shall have been furnished with certificates of appropriate officers of Holdings dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

         6.3 Litigation. No action or proceeding shall have been instituted or threatened by third parties against Holdings, the Company or the Shareholders to restrain or prohibit, or to obtain damages in respect of, the transactions contemplated by this Agreement, if such action or proceeding in the opinion of the Shareholders makes it inadvisable to consummate such transactions.

         6.4 Changes. Holdings shall have, between the date of this Agreement and the Closing, experienced no adverse change in its financial condition, assets, liabilities or business, other than in the ordinary course of business, none of which shall have been materially adverse.

         6.5 Delivery of Documents. Holdings shall have delivered to Shareholders the instruments and documents referred to in Section 1.8 hereof and any other documents referred to elsewhere in this Agreement.

         6.6 D&L Flyers Agreement. The Company and Flyers shall enter into a service agreement mutually acceptable to both parties.

         6.7 Waiver. Any of the foregoing conditions may be waived in writing by Shareholders.

         7. TERMINATION.

         This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual consent of Holdings and Shareholders;

            (b) By either Holdings or Shareholders at any time after June 30, 1999, if the Closing has not occurred by that date;

            (c) At the option of Holdings upon the nonsatisfaction of any of the conditions precedent set forth in Section 5 hereof, which in the judgment of Holdings, cannot be corrected or cured on or prior to the Closing Date; or

            (d) At the option of Shareholders upon the nonsatisfaction of any of the conditions precedent set forth in Section 6 hereof, which in the judgment of Shareholders, cannot be corrected or cured on or prior to the Closing Date.

         Either Holdings or Shareholders may, at its/their election, waive in writing any of its/their rights to terminate this Agreement under the provisions of Articles 5 or 6, and shall be deemed to have waived such rights to terminate this Agreement upon consummation of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any such condition or otherwise. No party shall be liable to any other party for any damages or expenses attributable to a termination permitted by Sections 5 or 6, unless such termination results from the breach by said first-mentioned party of any of the terms of this Agreement.

         8. INDEMNIFICATION.

         8.1 Indemnification by the Shareholders.

         Subject to the Indemnity Limit (as defined below), the Shareholders agree jointly and severally to indemnify, defend, and hold Holdings and the Company harmless from and against any and all demands, claims, actions, or causes of action, assessments, losses, settlements, penalties, forfeitures, expenses (including, but not limited to, reasonable attorneys' fees), damages and liabilities (collectively, an "Indemnity Loss") asserted against, suffered, incurred, sustained or required to be paid by Holdings or the Company arising out of, relating to, or as a direct or proximate result of any misrepresentation or breach of any representation or warranty of the Shareholders or the Company contained in this Agreement or any breach or failure of the Shareholders or the Company to perform any covenant or obligation of the Shareholders or the Company contained in this Agreement or any Related Agreement (other than any employment agreement), Exhibit, Schedule, certificate or other instrument or document required to be furnished or to be furnished by the Shareholders or the Company pursuant to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the obligation of each Shareholder to indemnify Holdings and the Company from any and all Indemnity Losses pursuant to this Section 8 shall be limited in the aggregate to the amount of the Merger Consideration actually received by such Shareholder and no more ("Indemnity Limit"), which Indemnity Limit shall be determined on the basis of the value of the Merger Consideration at the Merger Effective Date.

         8.2 Indemnification by Holdings. Holdings agrees to indemnify, defend, and hold the Shareholders harmless from and against any and all Indemnity Loss asserted against, suffered, incurred, sustained or required to be paid by the Shareholders arising out of, relating to or as a direct or proximate result of any misrepresentation in or breach of any representation or warranty of Holdings contained in this Agreement, any breach or failure of Holdings to perform any covenant or obligation of Holdings contained in this Agreement, or any Related Agreement (other than any employment agreement), Exhibit, Schedule, certificate or other instrument or other document furnished or to be furnished pursuant to this Agreement.

         8.3 Notice. If the claimant hereunder (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the "Indemnifying Party") promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Indemnification Notice"). If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this Section 8, it shall promptly notify the Indemnifying Party in writing of such action or suit (the "Litigation Notice").

         8.4 Defense of Claims. The Claimant shall have thirty (30) business days after sending out the Litigation Notice to notify the Indemnifying Party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim at the Indemnifying Party's expense (the "Election Notice"). If the Claimant does not give the foregoing notice, the Indemnifying Party shall have the obligation to defend, contest, settle, or compromise such action or suit at its expense. If the Claimant gives the Election Notice to the Indemnifying Party, the Claimant shall have the right to undertake, conduct, and control, through counsel of its or their own choosing and at the expense of the Indemnifying Party, the conduct and settlement of such action or suit, and the Indemnifying Party shall cooperate with the Claimant in connection therewith; provided, however, that (a) the Claimant shall not thereby consent to the imposition of any injunction against the Indemnifying Party without the written consent of the Indemnifying Party; and (b) the Claimant shall permit the Indemnifying Party to participate in such conduct or settlement through counsel chosen by the Indemnifying Party, but the fees and expenses of such counsel shall be borne by the Indemnifying Party.

         8.5 Payment of Losses.

             (a) The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this Section 8 (an "Indemnity Payment"), such payment to be made within fifteen
(15) days after the amount of any Indemnity Loss is known and the mutual agreement of the parties that the Indemnifying Party is liable to the Claimant for an Indemnity Loss.

             (b) In addition to the foregoing, Holdings shall have the option of recouping all or any part of any Indemnity Loss which Holdings may suffer by, at Holdings' option (i) drawing upon the Escrow Account pursuant to the Escrow Agreement or (ii) setting off against amounts due Shareholders pursuant to
Section 1.3 hereof.

         9. EXPENSES.

         9.1 Expenses of Shareholders. Shareholders shall pay all expenses incurred or to be incurred by them or on their behalf in connection with entering into and carrying out this Agreement or otherwise incidental hereto or as specified herein, as they may allocate such expenses amongst themselves, including without limitation:

             (a) Transfer taxes arising out of the conveyance and transfer of the Shares to Holdings; and

             (b) Fees and expenses of their counsel and accountants.

         9.2 Expenses of Holdings. Holdings shall pay all expenses incurred or to be incurred by it or on its behalf in connection with entering into and carrying out this Agreement or otherwise incidental hereto or as specified herein, including without limitation fees and expenses of its counsel and accountants.

         10. SURVIVAL OF WARRANTIES, REPRESENTATIONS AND AGREEMENTS.

         The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Holdings or Shareholders in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of one (1) year following the Closing Date and shall not be affected by any examination made for or on behalf of Holdings or Shareholders, the knowledge of any Shareholders or any of Holdings' officers, directors, shareholders, employees or agents, or the acceptance by Holdings or any Shareholder of any certificate or opinion; provided, however, that the representations, warranties, covenants and agreements made with respect to (i) Sections 2.7, and 2.2 hereof shall survive for a period of four (4) years following the Closing Date, and
(ii) Sections 2.8, and 2.24 hereof shall survive until the applicable statute of limitations has expired.

         11. CERTAIN COVENANTS OF PARTIES.

         11.1 Information and Access. From and after the date of this Agreement and to the Closing Date, each Shareholder will furnish, and will cause the Company to furnish, to Holdings and its duly authorized representatives and agents any requested information about the Company and its properties and businesses, and will give Holdings and its duly authorized representatives and agents during normal business hours complete access to the Company's officers, employees, accountants, auditors, books, records, agreements, tax returns, physical facilities and assets for the purpose of conducting an investigation of the same, provided that such investigation shall be conducted in a manner that will not unreasonably disrupt the Company's business activities. Holdings will furnish Shareholders a copy of all reports filed with the SEC.

         11.2 No Solicitation. Prior to termination of this Agreement, (a) no Shareholder nor the Company shall, directly or indirectly, initiate contact with any person or entity in an effort to solicit any Acquisition Proposal (as hereinafter defined), nor will any Shareholder or the Company authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant, broker, agent or other representative of or retained by, any Shareholder or the Company, directly or indirectly, to initiate any such contact, (b) no Shareholder or the Company shall negotiate or otherwise cooperate with or furnish or cause to be furnished to any person or entity any information concerning the business, financial condition, properties or assets of the Company in connection with any Acquisition Proposal, and (c) each Shareholder and the Company will promptly notify Holdings of all relevant details relating to any Acquisition Proposal received by any Shareholder or the Company. As used in this Section, "Acquisition Proposal" shall mean any proposal for the purchase, exchange and/or a merger or other business combination involving the acquisition by a third party of a substantial equity interest in the Company or of a substantial portion of the assets of the Company, other than in connection with this Agreement.

         12. NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission, in any case to the party or parties at the following addresses or telecopy numbers, as the case may be:

        If to Holdings, to:

                Clark/Bardes, Inc.
                2121 San Jacinto Street
                Suite 2200
                Dallas, Texas  75201
                Attention:    Mel G. Todd, President
                Phone:   (214) 871-8717
                Fax No.: (214) 871-7690

        with a required copy to:

                Vedder, Price, Kaufman & Kammholz
                222 North LaSalle Street
                Suite 2600
                Chicago, IL  60601-1003
                Attention:    Stanley B. Block, Esq.
                              Lane R. Moyer, Esq.
                Phone:   (312) 609-7500
                Fax No.: (312) 609-5005

        If to Shareholders, to:

                Kathryn Orr Smith
                National Institute for Community Banking, Inc.
                One Galleria Tower
                1355 Noel Road, Suite 1715
                Dallas, Texas 75240

        with a required copy to:

                Jeanne P. Breckinridge
                Jenkens & Gilchrist, a Professional Corporation
                600 Congress Avenue
                Suite 2200
                Austin, Texas  78701

or to such other address or telecopy number as any party may hereafter designate by written notice in the aforesaid manner. Rejection or refusal to accept or inability to deliver because of changed address when no notice of changed address was given, shall be deemed to be receipt.

         13. ENTIRE AGREEMENT.

         This Agreement, including the exhibits hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof.

         14. AMENDMENTS.

         This Agreement may be amended by an instrument in writing made by the parties to be bound thereby.

         15. SPECIFIC PERFORMANCE.

         Each Shareholder acknowledges and agrees that the Shares are unique, that damages for the failure of any Shareholder to transfer the Shares pursuant to this Agreement would be an inadequate remedy, and that Holdings shall be entitled to enforcement by judgment for specific performance.

         16. PUBLICITY.

         All notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Holdings and the Shareholders, except to the extent disclosures are required by law.

         17. FURTHER ASSURANCES.

         From time to time after the Closing and without further consideration from Holdings, Shareholders shall execute and deliver such other instruments of conveyance and transfer and such other documents, and take such other action, as Holdings may reasonably request more effectively to convey, assign, transfer and deliver to, and vest in, Holdings full and complete title to the Shares to put Holdings in possession of all assets and property belonging to the Company or to the use or occupancy of which it is entitled at the Closing and otherwise to carry out the terms, provisions and intents of this Agreement.

         18. REMEDIES CUMULATIVE; NO WAIVER; PERSONS LIABLE.

         All remedies of the parties provided for herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and no delay or omission of a party to exercise any right accruing upon any breach of the provisions hereof shall impair any such right, or shall be construed to be a waiver of any such breach or an acquiescence therein; and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

         19. COUNTERPARTS; CAPTIONS; PRONOUNS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section and subsection headings contained in this Agreement, references to the Disclosure Schedule, and the exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All pronouns used herein shall be construed in the masculine, feminine or neuter and in the singular or plural, all as the sense requires.

         20. PARTIES IN INTEREST.

         This Agreement shall not be assignable by any party, shall be binding upon the parties and their respective successors, heirs, and legal representatives, as the case may be, and, except as otherwise expressly provided, shall inure only to the benefit of the parties signatory to this Agreement and their respective successors, heirs and legal representatives, as the case may be; provided, however, that Holdings may assign its rights hereunder after the Closing (including, but not limited to, any company that may acquire all or substantially all of the assets or business of Holdings or with or into which Holdings may be consolidated or merged).

         21. APPLICABLE LAW.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       /s/ David Shuster
                                       ----------------------------------------
                                       David Shuster, (a Shareholder)


                                       /s/ Lynn High
                                       ----------------------------------------
                                       Lynn High (a Shareholder)


                                       /s/ Kathryn Orr Smith
                                       ----------------------------------------
                                       Kathy Smith (a Shareholder)


                                       /s/ Kelly W. Earls
                                       ----------------------------------------
                                       Kelly Earls (a Shareholder)


                                       NICB AGENCY, INC.
                                       (Company)


                                       By:   /s/ Kathryn Orr Smith
                                             ----------------------------------
                                       Its:  President


                                       CLARK/BARDES HOLDINGS, INC.
                                       (Holdings)


                                       By:   /s/ Thomas M. Pyra
                                              ----------------------------------
                                       Its:  Chief Financial Officer